FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.
SUPPLEMENT NO. 4 DATED DECEMBER 20, 2017
TO THE PROSPECTUS DATED JULY 3, 2017
This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated July 3, 2017, as supplemented by Supplement No. 1 dated September 28, 2017, Supplement No. 2 dated October 13, 2017 and Supplement No. 3 dated November 17, 2017. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the declaration of cash distributions for January, February and March 2018.

Cash Distributions Declared
On December 14, 2017, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the periods from December 29, 2017 through March 29, 2018, which distributions will be paid on January 31, 2018, February 28, 2018 and March 30, 2018. Distributions will be calculated based on stockholders of record each day during this period at a rate of (i) $0.001434521 per share per day less (ii) the applicable daily distribution and shareholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. Investors may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. Distributions reinvested pursuant to the distribution reinvestment plan will be reinvested in shares of the same class as the shares on which the distributions are made. Some or all of the cash distributions may be paid from sources other than cash flows from operations.